Exhibit 99.D.2

SCHEDULE A
Dated May 3, 2018
to the
ADVISORY AGREEMENT
Dated June 12, 2015 between
EXCHANGE LISTED FUNDS TRUST
and
EXCHANGE TRADED CONCEPTS, LLC

The Trust will pay to the Adviser as compensation for the Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate	Effective Date
Knowledge Leaders Developed World ETF	75 bps	July 7, 2015
The WEAR ETF	85 bps	December 1, 2016
Saba Interest Rate Hedged CEF ETF	110 bps	February 28, 2017
ProSports Sponsors ETF	69 bps	July 7, 2017
James Biblically Responsible Investment ETF	65 bps	December 20, 2017
InsightShares LGBT Employment Equality ETF	65 bps	January 3, 2018
InsightShares Patriotic Employers ETF	65 bps	January 17, 2018
REX BKCM ETF	88 bps	May 3, 2018
Peritus High Yield ETF	125 bps	June 19, 2018

Exchange Listed Funds Trust:	Exchange Traded Concepts, LLC:

/s/ J. Garrett Stevens	/s/ J. Garrett Stevens
J. Garrett Stevens, President	J. Garrett Stevens, CEO